Exhibit 10.3

[SYNTA LOGO]

Personal & Confidential

April 14, 2009

Keith Ehrlich

[ADDRESS]

Dear Keith:

I am pleased to inform you that you have been awarded a retention bonus in the amount of $49,000 (the “Retention Bonus”).  This Retention Bonus will be paid to you in two installments as follows:  50% on October 13, 2009 and 50% on April 13, 2010, provided you are an employee of Synta on these dates.  If you are terminated without “cause” (as such term is defined in Synta’s Amended and Restated 2006 Stock Plan (the “2006 Stock Plan”)) prior to April 13, 2010, you will be entitled to receive any portion of the Retention Bonus that you have not yet received.  Should Synta be acquired through merger or sale of all or substantially all of Synta’s assets, these commitments apply to any successor company.

You have also been awarded a retention option under the 2006 Stock Plan to purchase 30,870 shares of Synta’s common stock at an exercise price of $2.49 per share (the “Retention Option”).  The Retention Option will vest as to 50% of the shares issuable thereunder on January 13, 2010 and as to the remaining 50% of the shares issuable thereunder on October 13, 2010.

While the results of our Phase 3 SYMMETRY trial were obviously very disappointing, the Board and management of Synta are fully committed to our mission to extend and enhance the lives of patients.  We have a valuable collection of drug candidates, impressive research capabilities, an experienced team, and an exciting plan over the next 12 months to advance these drug candidates into multiple clinical trials and continue to generate new candidates to expand our pipeline.

We truly appreciate your hard work, dedication and loyalty to Synta.

If you have any questions concerning the Retention Bonus or the Retention Option, please do not hesitate to contact Art McMahon or Deb Southmayd.

Sincerely,

/s/ Safi Bahcall
Safi Bahcall